Exhibit 99.1
FAT BRANDS INC. REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS
Conference call and webcast today at 4:30 p.m. ET
LOS ANGELES (August 3, 2023) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported financial results for the fiscal second quarter ended June 25, 2023.
Andy Wiederhorn, Chairman of FAT Brands, commented, “In the last several years, we grew the FAT Brands portfolio to 17 iconic restaurant brands with approximately 2,300 units and annual system wide sales of $2.2 billion. Year to date, we have opened 66 restaurants, including 25 that opened in the second quarter, and remain on track to open 175 new restaurants in 2023, representing 25% unit expansion year over year. We are seeing strong new franchisee activity as well as continued demand from existing franchise partners to develop other brands within our portfolio. So far in 2023, we have signed over 150 new franchise development deals bringing our total pipeline to over 1,100 signed agreements. This represents over 50% EBITDA growth over the next several years.”

“While franchise interest remains high across all of our brands, we are especially focused on expansion of Twin Peaks. In 2023, we plan to open 18 to 20 new lodges, of which eight have opened so far, including our 100th location. We expect to end 2023 with approximately 115 lodges, a nearly 40 percent increase in unit count since our acquisition of the brand. As we previously announced, we intend to take Twin Peaks public in 2024, subject to market conditions.

“Over the long term, we believe the opportunities for FAT Brands are considerable and we are well positioned for growth. We have a seasoned leadership team, coupled with a strong platform capable of seamlessly and cost-effectively integrating new brands. Additionally, our health and growing development pipeline will fuel organic growth for many years to come and will naturally deleverage our balance sheet.”

Fiscal Second Quarter 2023 Highlights
•Total revenue improved 4% to $106.8 million compared to $102.8 million in the fiscal second quarter of 2022
◦System-wide sales growth of 1.7% in the fiscal second quarter of 2023 compared to the prior year fiscal quarter
◦Year-to-date system-wide same-store sales growth of 1.9% in the fiscal second quarter of 2023 compared to the prior year
◦25 new store openings during the fiscal second quarter of 2023
•Net loss of $7.1 million, or $0.53 per diluted share, compared to $8.2 million, or $0.60 per diluted share, in the fiscal second quarter of 2022
•Adjusted EBITDA(1) of $23.1 million compared to $29.5 million in the fiscal second quarter of 2022
•Adjusted net income(1) of $3.0 million, or $0.08 per diluted share, compared to adjusted net loss of $3.1 million, or $0.29 per diluted share, in the fiscal second quarter of 2022

(1)EBITDA, Adjusted EBITDA and adjusted net income (loss) are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net loss to EBITDA, adjusted EBITDA and adjusted net income (loss) are included in the accompanying financial tables.

Summary of Fiscal Second Quarter 2023 Financial Results
Total revenue increased $4.0 million, or 3.9%, in the second quarter of 2023 to $106.8 million compared to $102.8 million in the same period of 2022, driven by a 5.0% increase in royalties, a 4.6% increase in company-owned restaurant revenues and a 13.0% increase in revenues from our manufacturing facility.
Costs and expenses remained largely unchanged in the second quarter, decreasing 1.4% in the second quarter of 2023 compared to the same period in the prior year.
General and administrative expense decreased $10.9 million, or 52.3%, in the second quarter of 2023 compared to the same period in the prior year, primarily due to the reversal of $12.7 million in reserves related to Employee Retention Credits during the second quarter of 2023, partially offset by higher professional fees related to certain litigation matters.
Cost of restaurant and factory revenues increased $9.7 million, or 19%, in the second quarter of 2023 compared to the same period in the prior year, primarily due to the recognition of $10.1 million in Employee Retention Credits during the second quarter of 2022.
Depreciation and amortization increased $0.4 million, or 5% in the second quarter of 2023 compared to the same period in the prior year, primarily due to depreciation of new property and equipment at company-owned restaurant locations.
Advertising expenses in the second quarter of 2023 were $11.6 million in both the second quarter of 2023 and 2022. These expenses vary in relation to advertising revenues.
Total other expense, net, for the second quarter of 2023 and 2022 was $24.2 million and $21.6 million, respectively, which is inclusive of interest expense of $24.3 million and $23.7 million, respectively.
Adjusted net income(1) of $3.0 million, or $0.08 per diluted share, compared to adjusted net loss of $3.1 million, or $0.29 per diluted share, in the fiscal second quarter of 2022.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year.
System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.
Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal second quarter 2023 financial results today at 4:30 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, Chairman of the Board, and Ken Kuick, Co-Chief Executive Officer and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-844-826-3035 from the U.S. or 1-412-317-5195 internationally. A replay will be available after the call until Thursday, August 24, 2023, and can be accessed by dialing 1-844-512-2921 from the U.S. or 1-412-317-6671 internationally. The passcode is 10179911. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.
About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 17 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, estimates of future EBITDA, the timing and performance of new store openings, future reductions in cost of capital and leverage ratio, our ability to conduct future accretive acquisitions and our pipeline of new store locations. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measures of EBITDA, adjusted EBITDA and adjusted net loss.
EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors, and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising loss, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.
Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.
Reconciliations of net loss presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.

Investor Relations:
ICR
Michelle Michalski
ir-fatbrands@icrinc.com
646-277-1224
Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In thousands)	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022

Revenue
Royalties	$22,751	$21,665	$45,236	$42,563
Restaurant sales	62,778	60,044	125,379	118,121
Advertising fees	9,668	9,568	19,019	18,929
Factory revenues	9,686	8,570	18,851	16,749
Franchise fees	763	1,295	1,565	2,009
Other revenue	1,118	1,643	2,405	1,817
Total revenue	106,764	102,785	212,455	200,188

Costs and expenses
General and administrative expense	9,947	20,841	38,362	45,437
Cost of restaurant and factory revenues	59,502	49,846	118,589	104,644
Depreciation and amortization	7,061	6,711	14,177	13,181
Refranchising loss	179	453	338	1,001
Acquisition costs	—	135	—	383
Advertising fees	11,610	11,596	22,137	21,853
Total costs and expenses	88,299	89,582	193,603	186,499

Income from operations	18,465	13,203	18,852	13,689

Other (expense) income, net
Interest expense	(20,008)	(18,998)	(45,098)	(38,026)
Interest expense related to preferred shares	(4,311)	(4,715)	(9,354)	(6,714)
Other income, net	109	2,071	265	3,381
Total other expense, net	(24,210)	(21,642)	(54,187)	(41,359)

Loss before income tax provision (benefit)	(5,745)	(8,439)	(35,335)	(27,670)

Income tax provision (benefit)	1,346	(251)	3,882	4,273

Net loss	$(7,091)	$(8,188)	$(39,217)	$(31,943)

Net loss	$(7,091)	$(8,188)	$(39,217)	$(31,943)
Dividends on preferred shares	(1,615)	(1,661)	(3,381)	(3,314)
	$(8,706)	$(9,849)	$(42,598)	$(35,257)

Basic and diluted loss per common share	$(0.53)	$(0.60)	$(2.58)	$(2.15)
Basic and diluted weighted average shares outstanding	16,522,379	16,405,108	16,521,590	16,396,896
Cash dividends declared per common share	$0.14	$0.13	$0.28	$0.26

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In thousands)	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022

Net loss	$(7,091)	$(8,188)	$(39,217)	$(31,943)
Interest expense, net	24,319	23,713	54,452	44,740
Income tax provision (benefit)	1,346	(251)	3,882	4,273
Depreciation and amortization	7,061	6,711	14,177	13,181
EBITDA	25,635	21,985	33,294	30,251
Bad debt expense	(13,106)	239	(12,071)	423
Share-based compensation expenses	477	1,934	1,572	4,046
Non-cash lease expenses	293	457	674	741
Acquisition costs	—	134	—	383
Refranchising loss	179	453	338	1,001
Litigation costs	6,924	4,308	14,668	7,264
Severance	1,036	—	1,036	526
Net loss related to advertising fund deficit	1,688	—	2,773	10
Pre-opening expenses	11	—	40	—
Adjusted EBITDA	$23,137	$29,510	$42,325	$44,645

FAT Brands Inc. Adjusted Net Income (Loss) Reconciliation

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In thousands, except share and per share data)	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022

Net loss	$(7,091)	$(8,188)	$(39,217)	$(31,943)
Refranchising loss	179	453	338	1,001
Acquisition costs	—	134	—	383
Litigation costs	6,924	4,308	14,668	7,264
Severance	1,036	—	1,036	526
Tax adjustments, net (1)	1,907	146	1,762	(1,417)
Adjusted net income (loss)	$2,955	$(3,147)	$(21,413)	$(24,186)

Net loss	$(7,091)	$(8,188)	$(39,217)	$(31,943)
Dividends on preferred shares	(1,615)	(1,661)	(3,381)	(3,314)
	$(8,706)	$(9,849)	$(42,598)	$(35,257)

Adjusted net income (loss)	$2,955	$(3,147)	$(21,413)	$(24,186)
Dividends on preferred shares	(1,615)	(1,661)	(3,381)	(3,314)
	$1,340	$(4,808)	$(24,794)	$(27,500)

Loss per basic and diluted share	$(0.53)	$(0.60)	$(2.58)	$(2.15)
Adjusted net income (loss) per basic and diluted share	$0.08	$(0.29)	$(1.50)	$(1.68)

Weighted average basic and diluted shares outstanding	16,522,379	16,405,108	16,521,590	16,396,896
(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.